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                                                                       Exhibit 5

                               BAKER & MCKENZIE
                               Attorneys at Law

                             One Prudential Plaza
                            130 East Randolph Drive
                            Chicago, Illinois 60601


                                August 16, 1996



Board of Directors
CSG Systems International, Inc.
5251 DTC Parkway
Englewood, Colorado 80111


Re:  CSG Systems International, Inc. (the "Company")



Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 250,000 shares of the Company's Common Stock, $0.01 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Plan"). We have reviewed the Registration Statement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the shares of Stock, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below:

     Based upon the foregoing, we are of the opinion that the 250,000 shares of Stock to be issued by the Company, as described in the Plan, are duly authorized and, when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very Truly Yours,



                                       Baker & McKenzie